Exhibit 99.1

Contacts:
Tonix Pharmaceuticals Holding Corp. Benjamin Selzer, Chief Operating Officer (212) 980-9155	Porter, LeVay & Rose, Inc. Sharon Weinstein, Investor Relations Bill Gordon, Media Relations (212) 564-4700

FOR IMMEDIATE RELEASE

TAMANDARE EXPLORATIONS INC. ANNOUNCES NAME CHANGE TO TONIX PHARMACEUTICALS HOLDING CORP.

-Ticker Symbol Changed From TAEI to TNXP on the OTCBB-

New York, NY – October 20, 2011 –Tonix Pharmaceuticals Holding Corp. (“TONIX” or the “Company”), (OTCBB:TNXP), a specialty pharmaceutical company developing therapies for challenging disorders of the central nervous system (“CNS”), including fibromyalgia syndrome (“FM”) and post-traumatic stress disorder (“PTSD”), has announced the effectiveness of a company name change to Tonix Pharmaceuticals Holding Corp. and the commencement of trading under the stock symbol “TNXP”.  The Company was previously known as Tamandare Explorations Inc. and traded under the symbol “TAEI”.

Seth Lederman, M.D., Chairman and President of TONIX said, “The new stock symbol more accurately reflects TONIX’s business and our corporate branding.  We recently began an active investor and media relations awareness campaign, and we expect the change in name and stock symbol will enhance these efforts.  As we advance our clinical development program, we look forward to communicating TONIX’s progress to our shareholders and other members of the investment, medical and scientific communities and the media.”

About TONIX Pharmaceuticals
TONIX Pharmaceuticals is developing new therapies for challenging disorders of the central nervous system.  The Company targets conditions characterized by significant unmet medical need, inadequate existing treatment options, and high dissatisfaction among both patients and physicians. TONIX reformulates known pharmaceutical agents to design drugs with optimal safety, efficacy and predictability.  Its most advanced product candidates, TNX-102 for FM and TNX-105 for PTSD, are novel dosage formulations of cyclobenzaprine, the active ingredient in two U.S. FDA-approved muscle relaxants.  To learn more about the Company and its pipeline of treatments for CNS conditions, please visit www.tonixpharma.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as "anticipate," "believe," "forecast," "estimated" and "intend," among others. These forward-looking statements are based on TONIX’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. TONIX does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in the Current Report on Form 8-K filed with the SEC on October 14, 2011 and future periodic reports filed with the Securities and Exchange Commission. All of the Company's forward-looking statements are expressly qualified by all such risk factors and other cautionary statements.  The information set forth herein speaks only as of the date hereof.

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